Exhibit 99.1

Contact:	FOR IMMEDIATE RELEASE

Michelle McGlocklin

Rimini Street, Inc.

+1 925 523-8414

mmcglocklin@riministreet.com

Statement on U.S. Supreme Court Decision to Hear Rimini Street Appeal for $12.8 Million

U.S. Supreme Court to resolve U.S. Circuit Court dispute over copyright law

LAS VEGAS, September 27, 2018 – Rimini Street, Inc. (Nasdaq: RMNI), a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products, today issued the following statement in regard to the Oracle v. Rimini Street case:

Statement:

“On September 27, 2018, the United States Supreme Court granted Rimini Street, Inc.’s petition for review in Oracle v. Rimini Street appealing the decision of the Ninth Circuit Court of Appeals allowing an award of non-taxable costs as part of the final judgment awarded to Oracle by the U.S. District Court for the District of Nevada. The Company’s appeal argues that the award of $12.8 million of non-taxable costs is in direct conflict with decisions in other U.S. Federal Circuit Courts and decisions of the Supreme Court. Rimini Street is seeking a refund of the $12.8 million from Oracle.

Rimini Street is pleased that the Supreme Court has decided to hear this important case and resolve this key point of law, despite Oracle’s opposition. We look forward to this next step in recovering an additional $12.8 million from Oracle.

No amount of bluster and attempted media spin by Oracle can obfuscate the facts that the jury found Rimini Street’s past infringement was ‘innocent’ and not intentional, that Oracle lost 11 out of 12 claims against the Company, that Oracle lost all claims against Rimini Street’s CEO, and that Oracle has already been ordered by the U.S. Court of Appeals to refund $21.5 million of amounts previously paid by Rimini Street in 2016.

Statement on U.S. Supreme Court Decision to Hear Rimini Street Appeal for $12.8 Million	page 2

Rimini Street is aggressively pursuing claims and additional appeals against Oracle in Federal Court.”

About Rimini Street, Inc.

Rimini Street, Inc. (Nasdaq: RMNI) is a global provider of enterprise software products and services, and the leading third-party support provider for Oracle and SAP software products. The Company has redefined enterprise software support services since 2005 with an innovative, award-winning program that enables licensees of IBM, Microsoft, Oracle, Salesforce, SAP and other enterprise software vendors to save up to 90 percent on total maintenance costs. Clients can remain on their current software release without any required upgrades for a minimum of 15 years. Over 1,620 global Fortune 500, midmarket, public sector and other organizations from a broad range of industries currently rely on Rimini Street as their trusted, third-party support provider. To learn more, please visit http://www.riministreet.com, follow @riministreet on Twitter and find Rimini Street on Facebook and LinkedIn. (C-RMNI)

Forward-Looking Statements

Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may,” “should,” “would,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seem,” “seek,” “continue,” “future,” “will,” “expect,” “outlook” or other similar words, phrases or expressions. These forward-looking statements include, but are not limited to, statements regarding our expectations as to future events, future opportunities and growth initiatives. These statements are based on various assumptions and on the current expectations of management and are not predictions of actual performance, nor are these statements of historical facts. These statements are subject to a number of risks and uncertainties regarding Rimini Street’s business, and actual results may differ materially. These risks and uncertainties include, but are not limited to, continued inclusion in the Russell 2000 Index in the future, changes in the business environment in which Rimini Street operates, including inflation and interest rates, and general financial, economic, regulatory and political conditions affecting the industry in which Rimini Street operates; adverse litigation developments or in the government inquiry; the final amount and timing of any refunds from Oracle related to our litigation; our ability to raise additional equity or debt financing on favorable terms; the terms and impact of our 13.00% Series A Preferred Stock; changes in taxes, laws and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the success of our recently introduced products and services, including Rimini Street Mobility, Rimini Street Analytics, Rimini Street Advanced Database Security, and services for Salesforce Sales Cloud and Service Cloud products; the loss of one or more members of Rimini Street’s management team; uncertainty as to the long-term value of Rimini Street’s equity securities, including its common stock and its Preferred Stock; and those discussed under the heading “Risk Factors” in Rimini Street’s Quarterly Report on 10-Q filed on August 9, 2018, which disclosures amend and restate the disclosures appearing under the heading “Risk Factors” in Rimini Street’s Annual Report on Form 10-K filed on March 15, 2018, and as updated from time to time by Rimini Street’s future Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings by Rimini Street with the Securities and Exchange Commission. In addition, forward-looking statements provide Rimini Street’s expectations, plans or forecasts of future events and views as of the date of this communication. Rimini Street anticipates that subsequent events and developments will cause Rimini Street’s assessments to change. However, while Rimini Street may elect to update these forward-looking statements at some point in the future, Rimini Street specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Rimini Street’s assessments as of any date subsequent to the date of this communication.

Statement on U.S. Supreme Court Decision to Hear Rimini Street Appeal for $12.8 Million	page 3

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